Exhibit 99.1
PRESS RELEASE
Source: Handy & Harman Ltd.

Handy & Harman Ltd. Reports Second Quarter Financial Results and Outlook for 2017

New York, N.Y., August 8, 2017 - Handy & Harman Ltd. (NASDAQ(CM): HNH), a diversified global industrial company, today announced operating results for the second quarter and six months ended June 30, 2017. For a full discussion of the results, please see the Company's Form 10-Q as filed with the U.S. Securities and Exchange Commission, which can be found at www.handyharman.com.

HNH reported that net sales for the 2017 second quarter increased to $256.1 million from $200.9 million for the same period in 2016. Income before tax and equity investment was $21.2 million in the second quarter of 2017, compared with $2.6 million in the 2016 period. Net income for the 2017 second quarter rose to $12.5 million, or $1.02 per basic and diluted common share, compared with a net loss of $0.7 million, or $0.06 per basic and diluted common share, for the same period in 2016.

For the six months ended June 30, 2017, net sales grew to $490.8 million, from $361.7 million in 2016. Income before tax and equity investment for 2017 was $29.4 million, compared with $11.6 million in 2016. Net income for the first half of 2017 was $19.4 million, or $1.58 per basic and diluted common share, compared with a net loss of $0.3 million, or $0.02 per basic and diluted common share, in 2016.

Results for the quarter and six months ended June 30, 2016 include certain significant acquisition and integration-related charges associated with our recent acquisitions. In particular, the Company approved the closure of JPS Composite Materials Corporation's Slater, South Carolina operating facility during the second quarter of 2016 and recorded non-cash asset impairment charges totaling $7.9 million in connection with the planned closure. The Company also recorded acquisition costs totaling $2.7 million and a non-cash charge of $1.0 million due to the amortization of the fair value adjustment to acquisition-date inventories during 2016 associated with the SL Industries, Inc. acquisition.

HNH generated Adjusted EBITDA of $37.6 million for the second quarter of 2017, compared with $25.4 million for the same period in 2016, an increase of $12.2 million, or 48.1%. For the six-month period, the Company generated a 42.7% increase in Adjusted EBITDA to $63.4 million from $44.4 million for the same period in 2016. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of Adjusted EBITDA.

"Operating results for the second quarter reflected contributions from acquired operations, as well as improvements in our Building Materials segment," said Bill Fejes, President and CEO of Handy & Harman Group Ltd. "Results for the quarter were consistent with our prior guidance. Our guidance for the remainder of the year has been adjusted downward to reflect a combination of weaker than anticipated demand, an unfavorable shift in product mix, and expected higher material costs in the second half of 2017. However, we believe that ongoing productivity investments and continuous improvement through the Steel Business System will help strengthen our performance over the longer term."

Based on current information, the Company's outlook for the 2017 third quarter is net sales between $218 million and $266 million and Adjusted EBITDA between $26 million and $31 million. The Company's outlook for the full 2017 year is net sales between $918 million and $1.013 billion and Adjusted EBITDA between $113 million and $124 million.

On June 26, 2017, HNH and Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, announced they have entered into a definitive merger agreement, pursuant to which SPLP will make an offer to exchange, for each outstanding share of HNH common stock not already owned by SPLP or its affiliates, 1.484 6.0% Series A preferred units of SPLP. SPLP beneficially owns approximately 70.0% of HNH's outstanding shares. Consummation of the offer is subject to customary conditions, including the tender of a number of shares of HNH's common stock that constitutes at least a majority of HNH's outstanding shares not owned by SPLP or its affiliates. If the transaction is completed, HNH will no longer be publicly traded.

Financial Summary

	Three Months Ended		Six Months Ended
(in thousands, except per share)	June 30,		June 30,
	2017	2016	2017	2016
Net sales	$256,145	$200,880	$490,786	$361,677
Gross profit	74,628	51,962	143,209	95,679
Gross profit margin	29.1%	25.9%	29.2%	26.5%
Operating income	24,181	4,498	35,923	14,780
Income before tax and equity investment	21,239	2,638	29,391	11,582
Tax provision	8,248	1,138	11,341	4,998
Loss (gain) from associated company, net of tax	478	2,234	(1,330)	6,862
Net income (loss)	$12,513	$(734)	$19,380	$(278)
Basic and diluted income (loss) per share of common stock
Net income (loss) per share	$1.02	$(0.06)	$1.58	$(0.02)

Segment Results

Statement of Operations Data	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2017	2016	2017	2016
Net sales:
Joining Materials	$50,286	$46,323	$96,826	$88,994
Tubing	16,925	20,053	34,928	40,323
Building Materials	87,446	81,434	155,744	139,736
Performance Materials	24,878	26,200	50,254	50,983
Electrical Products (a)	61,534	11,794	122,921	11,794
Kasco	15,076	15,076	30,113	29,847
Total net sales	$256,145	$200,880	$490,786	$361,677
Segment operating income (loss):
Joining Materials	$6,121	$6,127	$11,541	$10,542
Tubing	2,641	3,558	5,326	7,769
Building Materials	14,453	11,604	23,512	18,957
Performance Materials	1,412	(7,258)	2,985	(6,965)
Electrical Products (a)	6,412	(3,263)	10,101	(3,263)
Kasco	557	565	1,243	1,545
Total segment operating income	31,596	11,333	54,708	28,585
Unallocated corporate expenses and non-operating units	(4,931)	(4,876)	(13,754)	(9,859)
Unallocated pension expense	(2,652)	(2,132)	(5,305)	(4,283)
Gain from asset dispositions	168	173	274	337
Operating income	24,181	4,498	35,923	14,780
Interest expense	(2,910)	(1,345)	(5,840)	(2,415)
Realized and unrealized gain (loss) on derivatives	286	(416)	(75)	(539)
Other expense	(318)	(99)	(617)	(244)
Income before tax and equity investment	$21,239	$2,638	$29,391	$11,582
(a) - The Electrical Products segment is comprised of the operations of SL Industries, Inc. and those of the former Electromagnetic Enterprise division of Hamilton Sundstrand Corporation, which were acquired on June 1, 2016 and September 30, 2016, respectively.

Supplemental Non-GAAP Disclosures

Adjusted EBITDA	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2017	2016	2017		2016
Net income (loss)	$12,513	$(734)	$19,380		$(278)
Add (Deduct):
Loss (gain) from associated company, net of tax	478	2,234	(1,330)		6,862
Tax provision	8,248	1,138	11,341		4,998
Interest expense	2,910	1,345	5,840		2,415
Non-cash derivative and hedge (gain) loss on precious metal contracts	(286)	416	75		539
Non-cash adjustment to precious metal inventory valued at LIFO	126	(95)	236		286
Depreciation and amortization	9,772	6,663	20,335		12,350
Non-cash pension expense	2,652	2,132	5,305		4,283
Non-cash asset impairment charges	—	7,858	—		7,858
Non-cash stock-based compensation	108	259	340		931
Amortization of fair value adjustments to acquisition-date inventories	—	984	—	—	984
Other items, net	1,038	3,156	1,839		3,181
Adjusted EBITDA	$37,559	$25,356	$63,361		$44,409

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the U.S. Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA." The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about HNH, its business, and its financial condition. The Company defines Adjusted EBITDA as net income or loss before the effects of gains or losses from investment in associated company, realized and unrealized gains or losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gains or losses, and non-cash pension expense, and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses on derivatives, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect gains or losses from the Company's investment in associated company;

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on derivatives and any LIFO liquidations of its precious metal inventory;

•	Adjusted EBITDA does not reflect the Company's interest expense;

•	Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include non-cash charges for pension expense and stock-based compensation; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing HNH.

The Company reconciles Adjusted EBITDA to net income or loss, and that reconciliation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH's diverse product offerings are marketed throughout the U.S. and internationally.

HNH's companies are organized into six businesses: Joining Materials, Tubing, Building Materials, Performance Materials, Electrical Products, and Kasco.

The Company sells its products and services through direct sales forces, distributors, and manufacturer's representatives. HNH serves a diverse customer base, including the construction, electrical, electronics, transportation, power control, utility, medical, oil and gas exploration, aerospace and defense, and food industries.

The Company's business strategy is to enhance the growth and profitability of the HNH business units and to build upon their strengths through internal growth, the Steel Business System, and strategic acquisitions. Management expects HNH to continue to focus on high margin products and innovative technology. Management has evaluated and will continue to evaluate, from time to time, potential strategic and opportunistic acquisition opportunities, as well as the potential sale of certain businesses and assets.

The Company is based in New York, N.Y., and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH's current expectations and projections about its future results, performance, prospects, and opportunities. HNH has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2017 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, HNH's need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, the possible volatility of the Company's stock price, and the potential fluctuation in its operating results. Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2016 and the Company's Form 10-Q for the quarterly period ended June 30, 2017, for information regarding risk factors that could affect the Company's results. Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

CONTACT:	PondelWilkinson Inc.
Roger S. Pondel, 310-279-5965
rpondel@pondel.com